APPROVED
DIRECTOR OF BANKS
DEPARTMENT OF FINANCIAL INSTITUTIONS

STATE OF WASHINGTON
SECRETARY OF STATE

This Box For Office Use Only

FILED
AUG 28 2014
WA SECRETARY OF STATE

Washington Profit Corporation

See attached detailed instructions

☐ **Filing Fee $30.00**

☒ **Filing Fee with Expedited Service $80.00**

UBI Number: 603-229-834

ARTICLES OF AMENDMENT

Chapter 23B.10 RCW

SECTION 1

NAME OF CORPORATION: *(as currently recorded with the Office of the Secretary of State)*

First Northwest Bancorp

SECTION 2

AMENDMENTS were adopted on this DATE: August 26, 2014

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: *(please check one of the following)*

☑ Board of Directors *(shareholder action was not required)*

☐ Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

☐ Incorporators *(shareholder action was not required)*

SECTION 4

AMENDMENTS TO ARTICLES ON FILE: *(if necessary, attach additional information)*

See attached -- Article VI, Article IX and Article XIV

SECTION 5

EFFECTIVE DATE OF ARTICLES OF AMENDMENT: *(please check one of the following)*

☑ Upon filing by the Secretary of State

☐ Specific Date: ________________ *(Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)*

SECTION 6

SIGNATURE *(see instructions page)*

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

X [signature]	Laurence J. Hueth, President & CEO	8/26/14	360-457-0461
Signature	Printed Name/Title	Date	Phone Number

ARTICLES OF AMENDMENT
OF
FIRST NORTHWEST BANCORP

First Northwest Bancorp, a corporation organized and existing under the laws of the State of Washington (the "Corporation"), in accordance with the provisions of Chapter 23B.10 of the Revised Code of Washington, does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is First Northwest Bancorp.

SECOND: The amendments revised Article VI, Article IX, and paragraph A. of Article XIV, of the Corporation's Articles of Incorporation to read as follows:

ARTICLE VI. Initial Directors.

The persons who shall serve as the initial directors of the Corporation are: Richard G. Kott, Stephen E. Oliver, David A. Blake, Lloyd J. Eisenman, Cindy H. Finnie, David T. Flodstrom, Laurence J. Hueth, Jennifer Zaccardo, Norman J. Tonina, Jr. and Craig Curtis. The address of each initial director is 105 West 8th Street, Port Angeles, Washington 98362. The initial directors (or their successors) shall serve until the first annual meeting of shareholders, at which time they may stand for reelection, if so nominated, for terms based on the respective groups described in Part B of Article VII to which they have been nominated.

ARTICLE IX. Registered Office and Agent

The registered office of the Corporation shall be located at 105 West 8th Street, Port Angeles, Washington 98362. The initial registered agent of the Corporation at such address shall be Laurence J. Hueth.

ARTICLE XIV. Indemnification.

A. Directors and Officers. In all circumstances and to the full extent permitted by the WBCA, the Corporation shall indemnify any person who is or was a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding. However, such indemnity shall not apply to: (a) acts or omissions of the director or officer in connection with a proceeding by or in the right of the Corporation in which the director or officer is finally adjudged liable to the Corporation; (b) conduct of the director or officer finally adjudged to violate RCW Section 23B.08.310 (relating to unlawful distributions by the Corporation) or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in

money, property or services to which the director was not legally entitled. Any indemnification payments made pursuant to this Section A of this Article XIV are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359). The Corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors' resolution or contract.

THIRD: These Articles of Amendment to the Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: The amendments were adopted on August 26, 2014.

FIFTH: The amendments were duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 23B.10.020 and 23B.10.050 of the Revised Code of Washington. No shareholder approval was required as the Corporation has not issued any shares and has no shareholders.

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SIGNATURE

First Northwest Bancorp has caused these Articles of Amendment to be signed by Laurence J. Hueth, its President and Chief Executive Officer, this 26th day of August, 2014.

FIRST NORTHWEST BANCORP

[signature]

Laurence J. Hueth
President and Chief Executive Officer